UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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LCA-VISION INC.
(Name of Registrant as Specified in Its Charter)

STEPHEN N. JOFFE CRAIG P.R. JOFFE ALAN H. BUCKEY JASON T. MOGEL ROBERT PROBST EDWARD J. VONDERBRINK ROBERT H. WEISMAN THE LCA-VISION FULL VALUE COMMITTEE
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On February 6, 2009, The LCA-Vision Full Value Committee (the “Committee”) made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of LCA-Vision Inc., a Delaware corporation (the “Company”), in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

On February 27, 2009, the Committee sent the following letter to RiskMetrics Group Inc.:

THE LCA-VISION FULL VALUE COMMITTEE

February 27, 2009

RiskMetrics Group
Suite 501
2099 Gaither Road
Rockville, MD  20850

Gentlemen/Ladies,

We have reviewed the February 24, 2009 letter from LCA-Vision, Inc. (“LCAV or the “Company”) to you regarding alleged inaccuracies in our presentation materials.  Unfortunately, the Company’s letter again distorts the facts and misleads you and LCAV stockholders as to the very real and very dire situation at the Company.

Their calculation of 2008 Adjusted EBITDA as ($1.3 million), compared to our calculation of ($7.1 million) is not in accord with customary methodology.

Our method of calculation looks to determine the actual loss before interest, taxes, depreciation and amortization.  Accordingly, we start with the reported operating loss of ($8.234 million), which does not include interest and taxes, and then add back in the reported depreciation expense of $17.972 million and subtract the amortization of prior deferred revenue.   In the Company’s most recent press release regarding financial results, the Company states the following:

“LCA-Vision is providing both adjusted revenue and operating income as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenue and operating income (loss) as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release.  Management believes the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.”

In contrast, LCAV’s calculation starts from Pretax Loss ($9,258 million), and then adds back several questionable items, including $1,878,000 in stock-based compensation expense and $2,923,000 in restructuring charges.  In our opinion, these add-backs are inappropriate because they do not represent depreciation or amortization and are an attempt to argue that the nature of these items are proper add-backs.

Similarly, the alleged “error” in our calculation of market share demonstrates that management is “cherry-picking” market share.  Our market share data is based on all procedures performed in the United States, plus procedures performed in Canada on American residents traveling there for the procedure. These Canadian procedures represent potential U.S. patients that could be treated at an LCAV facility and ought to be included in order to determine the effectiveness of the Company’s marketing efforts.  Relevant here is the fact that throughout the Company’s entire reporting history, including but not limited to while we were managing LCAV, the Company always chose to be conservative in defining the U.S. market to include Americans traveling to Canada for purposes of calculating market share.  Consequently, our calculation of market share prior to Steve Straus, which is already substantially higher with fewer vision centers in operation than under current management, would be even greater using management’s smaller overall market.  We find the fact that the Company is now, yet again, trying to compare apples and oranges extremely misleading and disturbingly consistent with their current practices.

Similarly, LCAV claims they have stabilized market share and improved it in the fourth quarter 2008.  LCAV, however, fails to tell stockholders that such supposed stabilization and improvement was bought at a horrendous price for the stockholders.  The fourth quarter of 2008 was the worst in the Company’s entire history, with a loss of $13 million.  And the Company's market share yet again declined compared to the fourth quarter of 2007.

We estimate the value of a 1% market share gain or loss to be approximately $10 million in pretax income.  At an average selling price of $1,550 per procedure and a contribution margin of 78% of revenue, the contribution margin per procedure is just under $1,200.  If the market size is approximately one million procedures as it was in 2008, the value of one market share point is worth approximately $12 million.  Even if the market declines by 20% in 2009, the value of one market share point would still be approximately $9.6 million.  Management estimates the value of one market share point to be only $4.4 million in cash flow, "fuzzy math" we feel is unrealistic.

We stand by our statement that management has failed to respond to business and patient care issues.  Our regular discussions with LCAV physicians, 40 of whom wrote to the Board that they had no confidence in CEO Steve Straus, amply demonstrate that they do not think management and the Board have taken their concerns seriously.  After more than 2 years of empty words and broken promises, physicians are demanding change at LCAV.  As we have relayed to you, we are fully prepared and qualified to make the changes at LCAV that are required to restore physician confidence and to restore stockholder value for the benefit of all LCAV stockholders.

Finally, we believe management's response to some of the financial analysis we included in our presentation clearly reflects their efforts to mislead stockholders, as well as demonstrates their ignorance of business realities.  Management attacks our analysis by basing their 2009 forecasts on 2007 results rather than 2008 numbers, when LCAV's business under CEO Steve Straus's leadership really hit the proverbial wall.  Their “correction” of our analysis only serves to demonstrate that the current Board and management are neither prepared to be candid or transparent with their stockholders, nor to face up to the realities caused in large part by their own mistakes and failures.

Very truly yours,

/s/ Stephen N. Joffe

Dr. Stephen N. Joffe
On behalf of the LCA-Vision Full Value Committee

CERTAIN INFORMATION CONCERNING PARTICIPANTS

On February 6, 2009, The LCA-Vision Full Value Committee made a definitive filing with the Securities and Exchange Commission (“SEC”) of a consent solicitation statement relating to the solicitation of written consents from stockholders of the Company in connection with seeking to remove and replace the current members of the Board of Directors of the Company.

THE LCA-VISION FULL VALUE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT SOLICITATION STATEMENT AND ANY OTHER SOLICITATION MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH SOLICITATION MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ SOLICITOR BY CALLING, TOLL-FREE, (888)750-5834.

The participants in the consent solicitation are Dr. Stephen N. Joffe, Craig P.R. Joffe, Alan H. Buckey, Jason T. Mogel, Robert Probst, Robert H. Weisman and Edward J. VonderBrink.

As of the date of this filing, Dr. Joffe directly beneficially owns 1,171,952 shares of Common Stock of the Company, Craig P.R. Joffe directly beneficially owns 865,468 shares of Common Stock of the Company, and Alan H. Buckey directly beneficially owns 77,900 shares of Common Stock of the Company.

For the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Contact:
For The LCA-Vision Full Value Committee and Stephen N. Joffe
Lisa Blaker, 513-600-1867